UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2005

CANCERVAX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-50440 (Commission File Number)	52-2243564 (IRS Employer Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.

     On April 6, 2005, CancerVax Corporation announced plans to discontinue the Phase 3 clinical trial of Canvaxin in patients with Stage IV melanoma based upon the recommendation of the independent Data and Safety Monitoring Board. At that time, CancerVax also announced that as a result of the discontinuation of this clinical trial, it would no longer be entitled to receive the entire $253 million in potential milestone payments under its collaboration agreement with Serono Technologies, S.A. upon the achievement of certain development-, regulatory- and sales-based milestones. CancerVax has also previously disclosed that the portion of the $253 million of potential milestone payments related to the receipt of marketing authorizations for Canvaxin for the treatment of patients with Stage III and Stage IV melanoma in the United States and the European Union, or EU, could have amounted to $100 million. As a result of the discontinuation of the clinical trial of Canvaxin in Stage IV melanoma, Serono is expected to announce at its quarterly conference call on April 22, 2005, that CancerVax will continue to be entitled to receive up to $230 million in potential milestones under the collaboration agreement, $80 million of which relate to the receipt of marketing authorizations for Canvaxin for the treatment of patients with Stage III melanoma in the United States and the EU.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCERVAX CORPORATION

Date: April 22, 2005
	By:	/s/ David F. Hale

	Name:	David F. Hale
	Title:	President and Chief Executive Officer